EXHIBIT 10.5
                       EXCLUSIVE DISTRIBUTORSHIP AGREEMENT
                                     Between
          Bontempi Medical Corp. Canada and Bontempi Medical Corp. USA
                                       and
                          National Boston Medical, Inc.


Bontempi Medical Corp. Canada, a Canadian corporation and Bontempi Medical Corp. USA, a Massachusetts corporation, (collectively "Bontempi"), and National Boston Medical, Inc., a Delaware corporation, ("NBM" or "Distributor"), in consideration of the promises made herein and intending to be legally bound, agree as follows:

                                    RECITALS
                            Legal Status of Bontempi

     Bontempi Medical Corp. Canada is a corporation duly organized, validly existing, and in good standing under the laws of Canada, with corporate power to own property and carry on its business as it is now being conducted. Bontempi Medical Corp. USA is a corporation duly organized, validly existing, and in good standing under the laws of Massachusetts, with corporate power to own property and carry on its business as it is now being conducted. Bontempi has its principal office and place of business at 8000 Jane Street, Unit 11,City of Vaughan, Ontario, Canada.

                           Legal Status of Distributor

     Distributor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as contemplated by this Agreement. Distributor has its principal office and place of business at 43 Taunton Green, P.O. Box 1161, Taunton, MA 02780.

                         Rights Granted by Bontempi Snc.

     Bontempi entered into an agreement with Bontempi Snc., an Italian corporation ("Bontempi Snc."), whereby Bontempi Snc. granted to Bontempi an exclusive distributorship for and including the United States, Canada, Mexico and the World Wide Web (worldwide) to distribute all of its approximately 10,500 medical, dental and veterinary instruments (the "Instruments") through and including the year 2025.

                   Representations and Warranties of Bontempi

     Bontempi represents and warrants that it has the sole and exclusive right to sell all Bontempi Snc. instruments (currently estimated at 10,500) together with any new Bontempi Snc. products in the United States, Mexico, Canada and the World Wide Web (worldwide) and that such rights are fully assignable. Bontempi hereby represents and warrants that it has not pledged, transferred nor assigned any right granted it by Bontempi Snc. to any third party, nor has Bontempi entered into any contractual relationship which would prohibit or limit any right created in Distributor herein.

                Facilities, Ability, and Desire to Be Distributor

     (1) Distributor has the facilities and ability to promote the sale and use of the instruments manufactured by Bontempi Snc. and sold to Bontempi and is desirous of selling such instruments on an exclusive basis in the territory hereinafter described.

     (2) Bontempi is desirous of having Distributor sell the Instruments in said territory on the terms and conditions set forth herein and as its exclusive Distributor.

                                 DISTRIBUTORSHIP
                                   Appointment

     Bontempi appoints Distributor the exclusive and sole distributor for the sale of the Instruments within the territory described as follows: the United States, Mexico and the World Wide Web (worldwide) (the "Territory"). Bontempi shall attempt to secure additional territories for the benefit of NBM at the request of NBM.

                                      Term

     This Agreement shall continue in full force and effect through and including the year 2025. This term shall be automatically extended (but not reduced) to coincide with any term of extension between Bontempi and Bontempi Snc., which extension shall require no further action on the part of the officers of either party to this Agreement.

                                   OPERATIONS
                              Purchase Requirements

     During the term of this Agreement, Bontempi shall sell to Distributor, and Distributor shall purchase from Bontempi, the amount of Instruments as described in Appendix A at a price equal to 15% above the actual cost (actual cost is defined as the price Bontempi Snc. sells the Instruments to Bontempi) of the Instruments, for distribution in the territory described. In the event Distributor fails to purchase the amount of Instruments as described in Appendix A in any twelve (12) month period, and after notice and opportunity to cure (as defined herein), Distributor shall forfeit the right to be Bontempi's exclusive Distributor and shall thereafter be a non-exclusive Distributor for Bontempi.

                                 Volume Discount

     Should Distributor order a volume of Instruments from Bontempi sufficient to warrant a reduction in cost from Bontempi Snc. to Bontempi, Distributor shall receive the full amount of such cost savings, which shall be passed down from Bontempi to Distributor in the form of a discount.

                                 Right to Cover

     In the event Bontempi fails to sell to Distributor the amount of Instruments as described in Appendix A in any twelve (12) month period, Distributor shall have the right to "cover" for the deficiency by either purchasing like Instruments from a different supplier/manufacturer or to produce the Instruments itself.

     In addition to the foregoing right to cover, should any default (as defined herein) by Bontempi occur or should Bontempi fail to sell Distributor the amount of Instruments as described in Appendix A for a period of three (3) successive months (assuming the Instruments are available from Bontempi Snc.), NBM shall have the right to contract directly with Bontempi Snc.

                            Sales Price of Equipment

     The sales price of the Instruments in the Territory shall be determined in the sole discretion of Distributor. NBM to consult with Bontempi to set retail price points.

                                      Costs

     All manufacturing costs, including but not limited to the price of raw materials, supplies and packaging shall be borne and paid for by Bontempi Snc. All shipping costs between Italy and the United States shall be borne and paid for by Distributor. Bontempi Snc. is also responsible for any Research and Development and/or technical support reasonably necessary in connection with the Instruments. Distributor's sole responsibility under this contract shall be the sale and distribution of the product in the Territory.

                                     Billing

     Distributor shall maintain a $250,000 bank guarantee in favor of NBM, Bontempi Snc. and Bontempi, which guarantee shall be increased as volume of sales (and orders) requires. Upon expiration of the bank guarantee in November 1999, NBM shall provide a new guarantee which names only Bontempi as beneficiary unless the expired guarantee is renewed by the same institution, in which case the beneficiaries will remain the same.

     Bontempi shall bill Distributor for all of the Instruments delivered hereunder and Distributor shall pay for the Instruments purchased from Bontempi within seventy-five (75) days from the date of Bontempi Snc. invoice. This paragraph shall be subject to change in the event that Bontempi Snc. changes the payment policy applicable to NBM.

                                Method of Payment

     Although invoices may be submitted to NBM in the form of Italian Lira, NBM shall make payment on all invoices submitted by Bontempi in the form of U.S. dollars. The conversion rate between Italian Lira and U.S. dollars to be adjusted on the first day of each month and immediately upon a 5% variance since the last adjustment.

                                    Shipping

     Distributor shall bear all cost and expense associated with the shipping of product from Bontempi Snc. to Distributor.

                          Referral of Direct Inquiries

     Should Bontempi receive direct inquiries from potential customers in the Territory, Bontempi shall promptly refer all such inquiries to Distributor. Should NBM receive direct inquiries from potential customers in Canada, NBM shall promptly refer such inquiries to Bontempi.

                       Sales by Bontempi in the Territory

     NBM shall, in its sole discretion, from time to time allow (in its sole discretion) direct sales by Bontempi in the Territory. Any such sale shall result in an additional commission paid by Distributor to Bontempi in the amount of 15% of the retail sales price from Bontempi Snc., said commission not to exceed 25% of the gross margin on the product.

                 Unauthorized Sales by Bontempi in the Territory

     In the event that any sale is made by Bontempi, its affiliates or assigns without the prior express written consent of Distributor, Distributor shall have the following rights, in addition to any and all other available remedies either in law or equity:

           1. To require Bontempi to forfeit 100% of the proceeds of the unauthorized sale to Distributor in addition to a penalty equivalent to ten (10) times the proceeds of such unauthorized sale, or the maximum penalty allowed by law.

           2.        To  immediately  trigger  the  default  provisions  of this
                     Agreement,   which  shall  allow  Distributor  to  contract
                     directly with Bontempi Snc.

                             Existing Customer List

     Bontempi has existing customers in the Territory. Sales by NBM to persons listed in this paragraph shall result in an additional payment of 15% of the Bontempi Snc. cost by NBM to Bontempi:

1.  Bio Horizons Implant Systems Inc.           Birmingham, Alabama
2.  CK Dental Specialties                       Orange, California
3.  Class 1 Orthodontics                        Lubbock, Texas
4.  Thompson Dental Mfg.                        Missoula, Montana
5.  Salvin Dental Specialties                   Charlotte, North Carolina
6.  I.M.I.                                      Tampa, Florida
7.  Indiana University                          Indianapolis, Indiana
8.  Fairfield Orthodontics                      Fairfield, Connecticut
9.  Grobet Dixon                                Carlstadt, New Jersey
10. University of Alabama at Birmingham         Birmingham, Alabama
11. University of Michigan Dental School        Deerborn, Michigan
12. Pittsburgh University Dental School         Pittsburgh, Pennsylvania
13. Boston University                           Boston, Massachusetts

     Additional customers shall be added to this list with the prior written consent of NBM to add such customer, which prior consent may be withheld by NBM in its sole discretion. Should NBM approve such addition in writing, NBM and Bontempi shall jointly pay the costs associated with training and/or selling to such customer. Audit of Bontempi

     NBM may from time to time require the semi-annual audit of the books and records of Bontempi. Bontempi shall keep such books and records up to date and in good order and accessible to NBM at the Bontempi corporate headquarters. NBM shall bear the expense of any such audit.

                Distributor's Efforts, Facilities, and Personnel

     Distributor will use its best efforts to promote the application and sale of Bontempi's Instruments and will maintain adequate facilities and sales personnel for this purpose.

                    Promotion of Equipment of Another Company

     It is mutually understood and agreed between the parties that Distributor may promote the application or sale of products manufactured by any other company similar to the Instruments. It is further understood that Distributor is in the business of promoting several products, the promotion of some of which may interfere or cause a conflict of interest to arise involving the promotion of this product. Both parties understand and accept this fact and waive and do hereby waive any right to contest such a conflict of interest or interference.

                             Right of First Refusal

     Bontempi hereby grants Distributor the "Right of First Refusal" to become an Exclusive Distributor in the same territory as described herein for all new products produced, manufactured or developed by Bontempi Snc. Although the terms of any subsequent Distributorship Agreement for any future product would need to be negotiated between the parties based on the costs involved in manufacturing, the demand for the product, etc., it is the intention of the parties at this time to bind Bontempi to offer the Right of First Refusal to Distributor based on terms which are reasonable and not less favorable than offered to a third party at that time and for that product.

     Additionally, should Bontempi wish to sell, assign or transfer to any third party its right to distribute the Instruments in Canada, NBM shall have a right of first refusal not less favorable than offered to a third party at that time.

                          Bontempi As a Trading Entity

     Should Bontempi and/or any related entity, affiliate or subsidiary list its stock for trading upon any exchange, whether automated or not, NBM shall immediately receive 20% of the outstanding stock of that entity.

                                   TERMINATION
                                     Grounds

     Either party, at its election, may treat this agreement as having been breached and, without prejudice to any other of its rights, may forthwith terminate this Agreement by written notice to the other party on occurrence of any of the following events:

          1. The other party shall file a petition in bankruptcy or shall be adjudged a bankrupt.

          2. The other party shall file a petition in reorganization under the provisions of federal or state bankruptcy laws.

          3.   The other party shall become or be declared insolvent.

          4. A receiver of all or substantially all of the property of the other party shall be appointed and not removed with thirty (30) days.


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          5.   The other party shall make a general  assignment for the benefits of its creditors.

          6. There shall be a substantial failure by the other party to perform one or more of its obligations hereunder which shall not have been cured within ninety (90) days after written notice specifying the nature of such failure.

          7. A failure by either party to comply with and/or meet the minimum purchase requirements as set forth in Exhibit A.


                    Applicability of Terms After Termination

     In the event of termination, this Agreement shall remain applicable to any orders for Instruments previously ordered by Distributor or to any orders which may be executed within ninety (90) days subsequent to the effective date of termination.

                         INTERPRETATION AND ENFORCEMENT
                                     Notices

     Service of all notices under this Agreement shall be sufficient if given personally, delivered by courier, or mailed, certified receipt, return receipt requested to the party involved at its respective address set forth herein, or at such address as such party may provide in writing from time to time in accordance with this paragraph. Any such notice mailed to such address shall be effective when delivered. At the time of execution of this Agreement, and until further written notice is given by either party to the other, notices shall be sent to:

    NBM:            National Boston Medical, Inc.
                     43 Taunton Green
                     P.O. Box 1161
                     Taunton, MA 02780

   With a copy to:  Mintmire & Associates
                    265 Sunrise Avenue, Suite 204
                    Palm Beach, Florida 33480

   Bontempi:        Bontempi Medical Corp.
                    261 Millway Avenue, Unit 11
                    Concord, Ontario
                    Canada L4K 4K9

                                   Assignment

(1) Except as limited by the provisions of subparagraph (2), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties.

(2) Any assignment by Bontempi of its rights hereunder, without the prior written consent of Distributor, shall be void.



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                           Completeness of Instrument

     This instrument contains all of the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto much be in writing.

                                 Board Approval

     This Agreement shall be subject to the review and approval by the NBM Board of Directors, as well as the attorneys and accountants for NBM. Such approval shall automatically be deemed given, if not expressly withheld thirty (30) days from execution of this Agreement.

                                  Cash Payments

     All amounts due hereunder shall be convertible to the restricted common stock of NBM or any successor entity with the joint consent and approval of both NBM and the person to whom the money is owed. NBM shall execute promissory notes in the following amounts to the following individuals as a part of this
Agreement:

1.         Vittorio Bianchi              $17,500
2.         Anna Tiberi                   $17,500
3.         Nello Mattarazzo              $17,500
4.         Anthony DiBattista            $17,500

     These amounts shall be payable $500 (USD) per week beginning August 6, 1999 and shall accrue interest at a rate of 8% per annum.

NBM has paid the following amounts in connection with this Agreement:

1.         Alessandro and Darlene Gasbarro         $15,000
2.         Marco and Patricia Mannii               $3,333
3.         Adamo Santoianni                        $3,333
4.         Maria Tiberi                            $3,333
5.         Bontempi                                $25,000

NBM shall also pay Bontempi $188,000 in connection with this Agreement in the following manner:

1.         July 31, 1999                 $15,714
2.         August 7, 1999                $32,556
3.         August 10, 1999               $3,093
4.         August 17, 1999               $30,090
5.         September 13, 1999            $18,047
6.         As funds become available     The remainder

                                 Stock Issuances

           NBM has issued the following shares as partial consideration for the rights granted herein:

1.         Nello Matarazzo                      658,333
2.         Vittorio Bianchi                     658,333
3.         Anthony DiBattista                   658,333
4.         Alessandro and Darlene Gasbarro      250,000
5.         Marco and Patricia Mannii             50,000
6.         Maria Tiberi                          50,000
7.         Adamo Santoianni                      50,000

                        Controlling Law and Jurisdiction

     The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Florida, the state in which this Agreement is being executed. Any claim or dispute arising out of this Agreement shall be settled by a court of competent jurisdiction for which venue will lie in Palm Beach County, Florida.

                               Cost of Enforcement

     The cost of enforcement of the terms contained herein shall be bourne by the non-prevailing party to any dispute arising hereunder.

                               Concurrent Remedies

     No right or remedy herein conferred on or reserved to Bontempi or NBM is exclusive of any other right or remedy herein or by the law or equity provided or permitted; but each shall be commutative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time.

                                    Nonwaiver

     No covenant or condition of this Agreement may be waived except by the written consent of the parties. Forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of the covenant or condition to be performed by the other party to which the same may apply, and, until complete performance by the other party of any covenant or condition, the forbearing or indulging party shall be entitled to invoke any remedy available to it under this Agreement or by law or in equity despite said forbearance or indulgence.

                                Entire Agreement

     This Agreement constitutes the entire agreement between Bontempi and NBM and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter. It shall not be amended, altered, or changed except by a written agreement signed by the parties hereto.

                                 Gender; Number

     Whenever the context of this Agreement requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural. Whenever the word NBM or Bontempi is used herein, it shall include all controlled, controlling or controlled by entities and individuals.

                                  Parties Bound

     This Agreement  shall be binding on and inure to the benefit of the parties
hereto   and  their   respective   heirs,   executors,   administrators,   legal
representatives, successors, and permitted assigns.

                               Legal Construction

     If any or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof, and this Agreement shall constructed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Executed this 17th day of July 1998.

BONTEMPI MEDICAL CORP. CANADA            NATIONAL BOSTON MEDICAL, INC.
BONTEMPI MEDICAL CORP. USA

/s/ Vittorio Bianchi                     /s/ Daniel Hoyng
------------------------                -------------------------------
Vittorio Bianchi, President              Daniel Hoyng, President, CEO, Chairman

                                   Appendix A

Minimum purchase requirements by Distributor from Bontempi shall be as follows:

Within one year from August 1, 1999, Distributor shall purchase from Bontempi and Bontempi shall sell to Distributor a minimum of $500,000 (USD) in Instrument orders.

This minimum shall increase 10% annually, but shall cease to increase when the 10% increase shall cause the minimum to exceed $3,000,000 (USD).